[EXHIBIT A OF THIS ASSIGNMENT OMITTED FOR CONFIDENTIALITY PURPOSES]

Please refer to Exhibit X for a redacted list of the Leases referred to in this assignment.

ASSIGNMENT OF OIL AND GAS LEASE(S)
AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

THAT FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the undersigned, INLAND OIL & GAS COMPANY, an Oklahoma corporation, whose mailing address is Post Office Box 701588, Tulsa, Oklahoma 74170, hereinafter referred to as "Assignor", hereby grants, bargains, transfers, conveys and assigns unto INLAND MID-CONTINENT CORPORATION, an Oklahoma corporation, whose mailing address is 2702 East 72nd Street, Tulsa, Oklahoma 74136, hereinafter referred to as "Assignee", All Right, Title and Interests as set forth in and to the oil and gas leases described on the attached "Exhibit A" with said Exhibit A made fully a part hereof ("Assigned Premises"); together with all other right, title and interest of Assignor in the leases and all other right, title and interest of the Assignor in the lands and tenements appurtenant thereto, together with all of the Assignor's right, title and interest in and to land records, title opinions, geological records, geophysical records, seismic interpretations, seismic maps and all other contracts and agreements relating to lands and leases herein described.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever.

This Assignment is given without warranty, either express or implied, even as to the implied warranties of merchantability or fitness for a particular purpose.

Additionally, for the same consideration recited above, Assignor does hereby sell, transfer and assign to Assignee, all of Assignor's rights and obligations under any Operating, Pooling/Unit Agreement(s) to which the Assigned Premises are subject, and in and to the operating rights and participating interests created and existing under and by virtue of said Operating, Pooling/Unit Agreement(s), or other Contractual Agreements to the extent derived from or pertaining to the Assigned Premises.

Assignee shall comply with and does hereby assume and agrees to perform its proportionate part of all express and implied covenants, obligations and reservations contained in the Leases, to the extent the same relate to periods after the Effective Date hereof.

The provisions hereof shall be covenants running with the lands, and shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns.

. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations ("property taxes") with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Assignor and Assignee. If Assignor remits the property taxes to the appropriate governmental authority, Assignee shall reimburse Assignor for its apportioned share of such property taxes as determined under this paragraph within thirty (30) days of receipt of Assignor's invoice thereof.

Assignee agrees that the purchase price provided for hereunder excludes any sales taxes or other taxes, if any, required to be paid in connection with the sale of any property pursuant to this

agreement. Assignee shall be liable for and bear all sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes, if any, imposed on any transfer of property pursuant to this agreement.

Each party to this Assignment of Oil and Gas Lease(s) and Bill of Sale shall provide the other party with access to all relevant documentation, data and other information which may be required by the other party for the purpose of preparing tax returns, responding to any audit request or for other legitimate purposes. Each party to this assignment shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes or other purposes; such other purposes shall include geological, engineering or seismic data on the Assigned Premises. Notwithstanding anything to the contrary in this assignment, neither party to this assignment shall be required at any time to disclose tax returns or other confidential tax or proprietary information.

Where applicable, Assignee agrees to obtain any and all necessary permits, bonds, leases, rights of way, or other authorities, which may be necessary in order to operate any potential wells to be drilled on the lease(s) assigned herein; and agrees to indemnify and hold Assignor harmless from and against any and all losses, claims, damages or liability which may result directly or indirectly from Assignee's possession, ownership or any future drilling operations on the Lease(s) assigned herein on and from the Effective Date hereof.

Assignee, where applicable, hereby assumes and agrees to comply with all obligations and covenants, express or implied, imposed upon the lessee in the oil and gas lease(s) assigned hereby or contained in any intermediate assignments thereof insofar as concerns the Assigned Premises (including, but not limited to, the proper payment of all royalties, overriding royalties or other burdens on production from the Assigned Premises, if any); and agrees to indemnify and save harmless Assignor from any risk, liability or expenses of whatsoever kind arising from Assignee's ownership or operations on the Assigned Premises after the Effective Date hereof.

This Assignment of Oil & Gas Lease(s) and Bill of Sale shall bind and inure to the benefit of the heirs, successors and assigns of the parties hereto.

This instrument is executed on the day and date written below, but effective for all purposes as of the 1st day of December 2020, at 7:00 a.m. (herein referred to as the "Effective Date").

IN WITNESS WHEREOF, the Assignor has signed this Assignment of Oil & Gas Lease(s) and Bill of Sale this 18th day of March 2021.

INLAND OIL & GAS COMPANY

Jeffrey L. Leenerts, President

ACKNOWLEDGED and ACCEPTED:

For Inland Mid-Continent Corporation

(Acknowledgment on Following Page)

State of Oklahoma)
) ss.
County of Tulsa)

BEFORE ME, the undersigned, a Notary Public in and for said state and county on this 18th day of March 2021, personally appeared Jeffrey L. Leenerts, to me known to be the identical person who subscribed his name to the foregoing Assignment of Oil and Gas Lease(s) and Bill of Sale as the President of Inland Oil & Gas Company, and acknowledged to me that he executed the same as his free and voluntary act and deed and for the uses and purposes therein set forth and on behalf of the corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE the year and day last above written.

My Commission Expires:
3 January 2024

JEFFREY STEINKE
Notary Public in and for
STATE OF OKLAHOMA
Commission # 99018890

Jeffrey Steinke, Notary Public
Commission No. 99018890

VER IV/18MAR21